EXHIBIT 10.4
PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is effective the 15th day of June, 2010 by and between CASCADE SUMMIT RETAIL LLC, an Oregon limited liability company (“Seller”), and RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation (“Buyer”).

RECITALS

A. Seller owns all right, title and interest in the land and all improvements thereon, including an approximately 94,924 square foot shopping center, commonly known as the Cascade Summit Shopping Center located at 21000-22790 Salamo Road, West Linn, Oregon, the legal description of which is attached as Exhibit A (the “Property”).  If no legal description is attached, then the legal description of the Property shall be as contained in the Preliminary Commitment (defined in Section 5), subject to Buyer’s and Seller’s reasonable approval.

B. Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Property on the terms and conditions set forth in this Agreement.

TERMS

NOW, THEREFORE, the parties agree as follows:

1. Purchase and Sale of Property.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property.  The Property also includes the personal property used in the operation of the Property, which shall be conveyed to Buyer at closing pursuant to a bill of sale in the form attached as Exhibit B.  The list of personal property to be conveyed shall be provided by Seller to Buyer within ten (10) days after the Effective Date (as defined in Section 3).  The Property also includes any and all water, access and other rights, easements, and interests appurtenant to the Property, and all construction warranties related to the improvements on the Property.

2. Purchase Price.  The purchase price (“Purchase Price”) for the Property shall be SEVENTEEN MILLION ONE HUNDRED THIRTEEN THOUSAND FIVE HUNDRED SIXTY-NINE and 00/100 DOLLARS ($17,113,569.00).  At closing, Buyer will assume Seller’s obligations on an existing loan from Allianz Life Insurance company of North America secured by the Property with a total current balance of approximately SEVEN MILLION TWO HUNDRED SIXTY-EIGHT THOUSAND and 00/100 DOLLARS ($7,268,000.00) (the “Assumed Loan”) and obtain the release of Seller from all recourse obligations under the Assumed Loan arising after Closing.  The total balance of the Assumed Loan shall be applied to the Purchase Price and Buyer will pay the remainder of the Purchase Price in cash at closing.

2.1           Buyer’s Costs.  At closing, Seller shall pay from Seller’s funds in escrow Buyer’s costs and expenses incurred in connection with this transaction, including, but not limited to, Buyer’s costs for due diligence, survey, environmental, title, transfer taxes, and legal fees, in an

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amount not to exceed $46,569.00.  Buyer shall be responsible for its transaction costs in excess of such amount.

3. Earnest Money.  Within three (3) business days after mutual execution and delivery of this Agreement (the “Effective Date”), Buyer shall pay THREE HUNDRED EIGHTY THOUSAND and 00/100 DOLLARS ($380,000.00) as earnest money (the “Earnest Money”) in cash. The Earnest Money shall be deposited with First American Title Insurance Company of Oregon (the “Title Company”), 200 SW Market Street, Suite 250, Portland, Oregon 97201, Attention:  Rachael Bushnell, and shall be deposited into an interest-bearing escrow account with the Title Company in accordance with the terms of this Agreement.  Upon Buyer’s waiver of its conditions set forth in Sections 6.1 through 6.3, Buyer shall deposit an additional THREE HUNDRED EIGHTY THOUSAND and 00/100 DOLLARS ($380,000.00) in escrow as additional Earnest Money.  All Earnest Money shall be applied to the payment of the Purchase Price at closing.  Any interest earned on the Earnest Money shall be part of the Earnest Money.  All Earnest Money shall be returned to Buyer in the event any due diligence condition set forth in Sections 6.1, 6.2, 6.3 or 6.4 or any closing condition set forth in Sections 6.5, 6.6, 6.7, 6.8, 6.9 or 6.10 to Buyer’s obligation to purchase the Property shall fail to be timely satisfied or waived by Buyer or in the event this transaction fails to close as a result of a casualty, condemnation, or default by Seller.

4. Survey and Environmental Assessments.  During the Contingency Period (as defined in Section 6), Buyer may, at its sole discretion and expense: (a) commission a surveyor of Buyer’s choice to prepare an ALTA survey of the Property; and (b) engage an environmental consultant of Buyer’s choice to prepare a Phase I environmental site assessment of the Property and, if recommended by such consultant, obtain a Phase II environmental site assessment and perform any recommended testing.  The scope and manner of the Phase II environmental site assessment shall be subject to the prior written approval of Seller in its sole discretion.  Seller shall cooperate with Buyer’s obtaining such survey and environmental site assessments.  Seller shall provide Buyer with all as-built plans and specifications for the Property in Seller’s possession or control, and Seller shall facilitate access to the Property by Buyer’s surveyor, consultants and representatives.  Seller shall provide Buyer and its environmental consultant with copies of any environmental reports, assessments or other information in Seller’s possession or control concerning the Property.

5. Title Documents.  On or before the fifth (5th) day following the Effective Date, Seller shall deliver to Buyer a preliminary commitment for title insurance issued by Title Company (the “Preliminary Commitment”), along with all documents, whether recorded or unrecorded, referred to in the Preliminary Commitment (“Title Documents”).  Buyer shall have until five (5) days following Buyer’s receipt of the Preliminary Commitment and the Title Documents to give Seller written notice of Buyer’s disapproval of any condition or exception to title affecting the Property (“Buyer’s Title Notice”).  If Buyer disapproves of any such matter of title, then, within five (5) days after Seller’s receipt of Buyer’s Title Notice, Seller shall give Buyer written notice (“Seller’s Title Notice”) of those disapproved title conditions and exceptions, if any, that Seller elects to eliminate from the title policy and as exceptions to title, or otherwise to correct.  Seller’s failure to deliver Seller’s Title Notice within such five (5)-day period shall be deemed Seller’s election not to eliminate from the title policy the title conditions and exceptions noted in Buyer’s Title Notice.  If Buyer approves of Seller’s Title Notice, Seller shall eliminate from the title

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policy, by the Closing Date, those disapproved title conditions and exceptions that Seller has elected to eliminate in Seller’s Title Notice, and any failure to eliminate such exceptions or cure such objections shall constitute a default by Seller giving rise to the rights established pursuant to Section 16 below.  If Buyer does not approve of Seller’s Title Notice, this Agreement shall terminate as provided in Section 7.  All title exceptions not objected to by Buyer and all title exceptions Seller elects not to eliminate in Seller’s Title Notice shall be “Permitted Exceptions.”

6. Buyer’s Closing Conditions.  The conditions set forth in this Section are solely for the benefit of Buyer and may be waived only by Buyer and, except as otherwise specifically set forth herein, only if such waiver is set forth in a writing signed by Buyer.  Closing and Buyer’s obligations with respect to the transaction contemplated by this Agreement are subject to the satisfaction of the conditions set forth in Sections 6.1 through 6.4 not later than twenty-one (21) days after the mutual execution of this Agreement (the “Contingency Period”).  Closing and Buyer’s obligations with respect to the transaction contemplated by this Agreement are subject to the satisfaction of the conditions set forth in Sections 6.5 to 6.1010 on or before the Closing Date.

6.1 Review and Approval of Documents and Materials.  On or before the expiration of the Contingency Period, Buyer shall have approved any documents and materials delivered by Seller to Buyer pursuant to this Section.  Unless otherwise noted below with respect to any specific item, within five (5) days after the Effective Date of this Agreement, Seller shall deliver to Buyer, for Buyer’s review and approval, the following documents and materials respecting the Property, which are in Seller’s possession, custody or control (collectively, the “Seller’s Documents”):

6.1.1 A current accounts receivable report for the Property.

6.1.2 A current rent roll for the Property.

6.1.3 Real and personal property tax statements for the most recent tax year.

6.1.4 All environmental reports, studies and assessments concerning the Property.

6.1.5 All soils, geotechnical, drainage, seismological and engineering reports, studies and assessments concerning the Property.

6.1.6 Any CC&Rs, management agreements, commission agreements or other agreements relating to all or any portion of the Property.

6.1.7 All tenant leases and other occupancy or use agreements and any amendments thereto concerning the Property (the “Leases”) and a current rent roll and aged receivables report for the Property.

6.1.8 Operating statements, sales history reports and CAM reconciliations for the Property for the current year to date, and the previous three (3) calendar years.

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6.1.9 All certificates of occupancy for the Property.

6.1.10 All service contracts and all construction and equipment warranties that are still in effect.

6.1.11 All documents related to the Assumed Loan.

In addition to hard copies of the above documents, Seller shall also make available to Buyer within five (5) days after the Effective Date, electronic copies of the following documents related to the Property:  all current leases (with amendments, modifications, extensions, and assignments and subleases); the last two (2) years’ CAM reconciliations; a current rent roll, and the current year’s operating budget for the Property.

Also, Seller shall make available to Buyer at Seller’s office all tenant lease files containing tenant financials, tenant correspondence and such other records and documents as Buyer deems necessary for its due diligence review of the Property.

6.2 Inspections.  During the Contingency Period, Buyer shall have approved the condition of the Property in Buyer’s sole discretion.  Seller shall permit Buyer and its agents, at Buyer’s sole expense and risk, to enter the Property, at reasonable times after reasonable prior notice to Seller and after prior notice to tenants of the Property as required by the Leases, if any, to conduct inspections, investigations, tests, and studies concerning the Property.  Buyer, at its expense, may also undertake the following activities with respect to the Property:  (i) third-party review of any environmental, geotechnical and other reports provided by Seller; (ii) preparation of design, planning or density studies; (iii) engineering reviews, including review of building structure and mechanical systems; (iv) preparation of an independent market survey, geotechnical and other reports; (v) review of historic preservation issues; (vi) review of local government files and documents, as well as applications and correspondence between and on behalf of Seller and any local government; and (vii) other matters pertaining to the title, physical condition or any other aspect of the Property.  Buyer shall also have the right to discuss this Agreement and the Property with third parties, including lenders, contractors and government officials and representatives.

6.3 Financing.  On or before the expiration of the Contingency Period, Buyer’s satisfaction with Buyer’s financing, including, without limitation, the terms and conditions of the Assumed Loan.

6.4 Intentionally Deleted.

6.5 Audit Inquiry and SEC Compliance.  On and as of the Closing Date, Seller shall have reasonably cooperated with Buyer under this Section 6.4.  Seller acknowledges that Buyer may be required to make certain filings with the Securities and Exchange Commission (the "SEC Filings") that relate to the most recent preacquisition fiscal year and the current fiscal year through the date of acquisition for the Property.  Seller agrees to reasonably assist Buyer in preparing the SEC Filings and to provide access to Buyer’s information reasonably required in connection thereto.  In that regard, Seller acknowledges that as a REIT, Buyer will be required after the Closing to comply with certain requirements of the Securities

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and Exchange Commission; accordingly, Seller agrees to be bound by and to comply with the provisions set forth in Exhibit G attached hereto and made a part hereof in order to facilitate such compliance by Buyer; provided that, notwithstanding anything contained in this Agreement or in Exhibit G to the contrary, it is understood and agreed that Seller will not be exposed to any liability on account thereof or required to incur any costs in connection therewith.  The foregoing covenant of Seller (but not the condition to Buyer’s obligation to close) shall survive the Closing for a period of one (1) year.

6.6 No Material Changes.  On and as of the Closing Date, there shall have been no material adverse changes in the physical or economic condition of the Property, other than such changes as may be contemplated by this Agreement.

6.7 Representations, Warranties and Covenants of Seller.  On and as of the Closing Date, Seller shall have duly and timely performed each and every material agreement to be performed by Seller hereunder and Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects.

6.8 Assumed Loan.  As of the Closing Date, Buyer shall have assumed Seller’s obligation under the Assumed Loan, and all required approvals from Seller’s lender shall have been obtained.  Seller shall reasonably cooperate and assist with obtaining the consent of its lender to Buyer’s assumption of the Assumed Loan.

6.9 Estoppel Certificates.  On and as of the Closing Date, Seller shall have provided Buyer with estoppel certificates in commercially reasonable form for all tenants of the Property occupying 4,000 s.f. or more, certifying that such tenants’ leases are in full force and effect and there is no breach or default thereunder except as stated in such estoppel certificates, and such other information as Buyer shall reasonably require, and Seller shall have provided Buyer with such estoppel certificates for at least 75% of all other specialty store tenants of the Property.  Seller shall send such estoppel certificates to such tenants within two (2) days after the expiration of the Contingency Period.  If Seller is unable to provide an estoppel certificate from any of the above tenants, Seller will provide Buyer with a landlord’s form of estoppel certificate certifying the same information on or before the Closing Date.

6.10 Title Insurance.  On and as of the Closing Date, the Title Company shall be irrevocably committed to issue the Title Policy set forth in Section 11 to Buyer.

7. Termination.  If any condition set forth in Section 6.1 is not timely satisfied or waived by Buyer in writing for any reason, this Agreement shall automatically terminate.  If the condition set forth in Section 18.22 below is not timely satisfied or waived by Seller in writing for any reason, this Agreement shall automatically terminate.  Upon any such termination, all Earnest Money shall be immediately refunded to Buyer and this Agreement shall be of no further force or effect, except as expressly provided otherwise herein.

8. Representations and Warranties.

8.1 Seller’s Representations and Warranties.  Seller represents and warrants (which representations and warranties are true and correct on and as of the date of this

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Agreement and shall be true and correct in all material respects on and as of the Closing Date) to Buyer that:

8.1.1 Fee Title.  Seller is the sole current legal and beneficial fee simple title holder of the Property and has the authority and power to enter and execute this Agreement and convey the Property to Buyer free and clear of the claims of any third party or parties (including, without limitation, any elective share, dower, curtesy or community property rights of any spouse) related or suffered by Seller, except for the Permitted Exceptions without further authorization or signature of any other person;

8.1.2 Leasing Commissions.  There shall be on the Closing Date, no leasing commissions due or owing, or to become due and owing, in connection with any leases, licenses or other occupancy agreements in connection with the Property except in connection with a New Lease consented to by Buyer.

8.1.3 Leases.  There are as the date hereof, and there shall be on the Closing Date, no leases, licenses or other occupancy agreements in connection with the Property except for the Leases included in the Seller’s Documents and any New Leases (as defined in Section 9.2).

8.1.4 Condemnation.  Seller has no knowledge of and has received no written notice of any pending or contemplated condemnation proceedings affecting all or any part of the Property.

8.1.5 Structural.  Seller has no actual knowledge of any material structural defects in the building or improvements on the Property or any major repairs required to operate the building and/or improvements in a lawful and safe manner.

8.1.6 Zoning/Violations.  There is not now pending nor, to Seller’s knowledge, are there any proposed or threatened proceedings for the rezoning of the Property or any portion thereof.  During the period of Seller’s ownership of the Property, Seller has no knowledge of and has received no written notice that any zoning, subdivision, environmental, hazardous waste, building code, health, fire, safety or other law, order, ordinance, or regulation is violated by the continued maintenance, operation or use of the Property, including, without limitation, the improvements located thereon and any parking areas.

8.1.7 Permitted Exceptions.  Seller has performed all obligations under and is not in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions existing as of the date hereof.

8.1.8 Permits.  To Seller’s knowledge, all permits, licenses, authorizations and certificates of occupancy required by governmental authorities for Seller’s management, occupancy, and operation of the Property are in full force and effect.

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8.1.9 Litigation.  No proceeding, suit or litigation relating to the Property or any part thereof, or Seller as it relates to its ownership of the Property or any aspect of the Property, is pending or, to Seller’s knowledge, threatened in any tribunal.  Seller is not the subject of, nor during the two (2) years prior to the Effective Date has Seller been the subject of,  nor has Seller received any written notice of or threat that it has or will become the subject of, any action or proceeding under the United States Bankruptcy Code, 11 U.S.C. §  101, et seq. (“Bankruptcy Code”), or under any other federal, state or local laws affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary and including, without limitation, proceedings to set aside or avoid any transfer of any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer or otherwise, or to recover the value thereof or to charge, encumber or impose a lien thereon.

8.1.10 FIRPTA.  Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

8.1.11 Development.  Except as may be contained in the Permitted Exceptions, Seller has not entered into any written agreement currently in effect with a third party, including, without limitation, any governmental authority, relating to any development of the Property, and Seller has received no notice and otherwise has no knowledge of any restrictions on the ability of the Seller to develop or expand any portion of the Property in the future, other than as may be set forth in zoning and other applicable laws, ordinances, rules and regulations or any land use decisions or approvals relating to the Property.

8.1.12 Agreements.  Seller is not a party to, and has no knowledge of, any agreements relating to the Property currently in effect other than the contracts provided to Buyer contained in the Seller’s Documents and the Permitted Exceptions.

8.2 Buyer’s Representations and Warranties.  As of the Effective Date of this Agreement, Buyer represents and warrants to Seller that Buyer (i) is duly organized and existing under the laws of the State of Delaware; (ii) is authorized to enter into the transaction contemplated in this Agreement; (iii) has the power and authority to enter into this Agreement; and (iv) has not filed voluntarily or involuntarily, for bankruptcy relief within the six (6)-month period preceding the date hereof.

9. Maintenance of Property/Insurance/Leasing.

9.1 Operation and Maintenance.  From and after the Effective Date through closing or the earlier termination of this Agreement, Seller shall: (a) manage, maintain, operate, and service the Property, including the negotiation and execution of new leases and modifications, extensions and renewals of existing Leases (each a "New Lease" and collectively, the “New Leases”), consistent with its current operations; (b) keep the Property and every portion thereof in reasonably good working order and repair; (c) maintain Seller’s current property damage insurance on the Property; and (d) not make any material alterations to the Property (except for tenant improvements currently in progress or tenant improvements required

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under any New Lease consented to by Buyer) or remove any personal property owned by Seller therefrom used in the operation of the Property unless the personal property is lost, stolen, irreparably damaged, or replaced with property of similar quality and quantity.

9.2 New Leases.  From and after the Effective Date through the closing or earlier termination of this Agreement, Seller shall provide Buyer with copies of any letters of intent for New Leases signed by the prospective tenant (or if no letter of intent is available, a written description of the material terms of the New Lease including the name of the tenant; the square footage and location of the leased premises; the term; any free rent or other lease incentives; the rent structure including any escalation provisions; projected rent start date, tenant improvement and lease commission costs; and any other material financial obligations) prior to executing a binding New Lease.  During such period, Seller will enter into a New Lease of any portion of the Property or amend or modify any current Lease only with the prior written consent of Buyer, which consent shall not be unreasonably withheld.  Buyer shall be responsible for the tenant improvements and lease commission costs under any New Lease consented to by Buyer.

9.3 Assignment of Lease.  At Closing, Seller shall assign and Buyer shall assume Seller’s obligations under all Leases and New Leases, pursuant to an assignment of leases in the form attached as Exhibit C (the “Assignment of Leases”).

9.4 Service Contracts.  Seller shall not extend, renew, modify, or replace any service contracts for the Property without the prior written consent of Buyer.

9.5 Assignment of Service Contracts.  At Closing, Seller shall assign to Buyer all service contracts that Buyer elects to assume, and Seller shall also assign to Buyer all construction and equipment warranties related to the Property to the extent assignable, pursuant to an assignment of contracts and warranties in the form attached as Exhibit D (the “Assignment of Contract and Warranties”).

10. Closing.

10.1 Closing Date.  The purchase and sale of the Property will be closed on or before a date which is not more than seven (7) days after Buyer receives loan assumption approval and all necessary loan assumption documents from Seller’s lender with respect to the Assumed Loan but, in no event later than sixty (60) days after the expiration of the Contingency Period (the “Closing Date”), or at such other time as the parties may mutually agree.

10.2 Manner and Place of Closing.  This transaction will be closed in escrow at the offices of Title Company at the address set forth above, or at such other place as the parties may mutually agree.  Closing shall take place in the manner and in accordance with the provisions set forth in this Agreement.

10.3 Prorations, Adjustments.  All the then current year’s ad valorem real property taxes and current utility expenses, and all income under any agreement concerning the Property that Buyer has approved to survive closing, and all rent and other expenses paid by tenants under the Leases for the month in which closing occurs shall be prorated and adjusted between the parties as of the Closing Date.  Rent and other expenses payable by tenants under the Leases which is delinquent as of the Closing Date shall remain the property of Seller and

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Seller shall retain the right to collect such amounts.  Buyer and Seller shall each pay fifty percent (50%) of a one percent (1%) loan assumption fee.  Seller shall pay fifty percent (50%) of any other charges assessed by Seller’s lender, its servicing agent or other affiliate in connection with the assignment and assumption of the Assumed Loan but not to exceed $5,000, and Buyer and Seller shall each pay one hundred percent (100%) of their own costs associated with assuming the Assumed Loan.  At closing, if all or any portion of the Property is specially assessed or taxed due to its use or classification, Seller shall pay and be solely responsible for any deferred tax, roll-back tax, special assessment and related charge, fine, penalty or other amount regardless of the period to which the same relates.  All municipal, county, state, and federal excise, transfer and documentary stamp taxes shall be paid by Seller at the time of closing.  Also, at closing, Buyer shall receive a credit for any tenant security deposits, and Seller shall receive a credit for any lender tax escrow accounts, capital replacement reserve accounts, lease cancellation reserve accounts and leasing reserve accounts related to the Assumed Loan.  The final year-to-date tenant operating expense reconciliation adjustment figures shall be finalized and adjusted between the Buyer and Seller post closing.

10.4 Closing Events.  Provided the Title Company has received the sums and is in a position to cause title to the Property to be conveyed to Buyer and the Title Policy to be issued as described herein, this transaction will be closed on the Closing Date as follows:

10.4.1 The Title Company will perform the prorations described in Section 10.3, and the parties shall be charged and credited accordingly.

10.4.2 Buyer shall pay the Purchase Price for the Property in cash, less the then current balance due on the Assumed Loan, and less deposits held by Seller under the Leases, adjusted for the charges and credits set forth in this Section, with a credit for the entire amount of all Earnest Money previously paid and all interest accrued thereon.

10.4.3 Buyer and Seller shall execute and deliver the Assignment of Leases and Assignment of Contracts and Warranties.

10.4.4 Seller shall execute and deliver a statutory special warranty deed (the “Deed”) conveying and warranting to Buyer fee simple title in the Property free and clear of all liens and encumbrances created or suffered by Seller except the Permitted Exceptions.  The conveyance shall be free from community property, dower or statutory rights, taxes, assessments and all other liens and encumbrances of any kind, without exceptions, unless otherwise specified herein, so as to convey to Buyer good and marketable title to all the Property free and clear of all liens, encumbrances and defects except the Permitted Exceptions.

10.4.5 The Title Company will deliver its commitment letter committing to issue the policy described in Section 11 upon recordation of the closing documents.  Seller shall pay the title insurance premium for an ALTA standard coverage owner’s policy in the amount of the Purchase Price and the charges for obtaining and recording instruments required to clear title.  Buyer shall pay any additional premium for additional coverages and endorsements requested by Buyer.

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10.4.6 The Title Company will record the Deed and Buyer shall be responsible for the standard recording fees of the recorder therefor.

10.4.7 The escrow fee shall be divided equally between the parties.

10.4.8 Seller shall deliver to the Title Company and Buyer at closing an affidavit certifying that there are no unrecorded leases or agreements upon the Property, that there are no mechanics’ or statutory liens against the Property (or any claims to such liens) and that Seller is not a “foreign person” under FIRPTA and any similar state law in form satisfactory to Buyer.

10.4.9 Seller shall have complied with all requirements of the state of Oregon for the recording of the Deed.

10.5 Seller’s Assistance with Transition.  Promptly after Closing, Seller shall instruct its property manager to promptly deliver letters to each tenant notifying them of the change in ownership of the Property and the address for future rent payments to be sent, which address will be provided by Buyer.  Buyer shall approve the form of letter to be sent to tenants.  Seller shall further reasonably cooperate with the Property ownership transition issues, at no additional cost or liability to Seller, other than nominal additional administrative and legal costs, for a period of up to 60 days after Closing; provided, that if the management agreement between Buyer and Seller described in Section 10.6 below becomes effective, then Seller’s obligations in this sentence above shall be replaced by the terms and conditions of the management agreement.

10.6           Seller’s Post-Closing Development and Management Duties.  Unless Gramor Development, Inc. (“Gramor”) elects by written notice to Buyer given before the expiration of the Contingency Period not to perform limited development and management services with respect to the Property, Gramor shall perform certain limited development and management services with respect to the Property (including tenant coordination, managing the maintenance, repair and operation of the Property, but excluding accounting and leasing services) during the one-year period following the Closing Date for payment in the amount of $3,716 per month.  Unless Gramor timely gives such election notice, then Buyer and Gramor shall execute a development and management agreement in the form attached as Exhibit F at closing.

11. Title Insurance.  As soon as reasonably practicable after the Closing Date, Seller shall furnish Buyer with an ALTA standard coverage owner’s policy of title insurance (2006 form) in the amount of the Purchase Price, together with such additional coverages and endorsements, as Buyer may require, including extended coverage, in a form satisfactory to Buyer, insuring fee title to the Property in Buyer, subject only to the Permitted Exceptions (the “Title Policy”); provided, however that, consistent with Section 10.4.5 above, Seller shall be required to pay only the cost of the ALTA standard owner’s policy in the amount of the Purchase Price, and Buyer shall pay additional charges for such coverages.

12. Possession.  Seller shall deliver exclusive possession of the Property to Buyer on the Closing Date subject to tenancies under the Leases and New Leases.  The respective rights and obligations of the parties not satisfied at or before Closing shall survive the delivery of the Deed

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and shall be binding upon and inure to the benefit of the parties and their respective heirs, assigns, successors, administrators and executors.  Each of Seller’s representations, warranties and covenants shall be deemed reaffirmed as of the Closing Date and each of the representations, warranties and covenants shall survive closing and delivery of the Deed for one (1) year.

13. Environmental Matters.

13.1 Representations and Warranties.  Seller represents and warrants to Buyer (which representations and warranties are true and correct as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date) that:

(a)           To Seller’s knowledge, during Seller’s ownership of the Property there have been no: (A) claims, complaints, notices, or requests for information received by Seller with respect to any alleged violation of any Environmental Law (as defined below) with respect to the Property, or (B) claims, complaints, notices, or requests for information to Seller regarding potential or alleged liability under any environmental law with respect to the Property.

(b)           To Seller’s knowledge, no conditions exist at, on, or under the Property that would constitute a Hazardous Condition (as defined below).

(c)           To Seller’s knowledge, Seller is in compliance with all orders, directives, requirements, permits, certificates, approvals, licenses, and other authorizations relating to Environmental Laws with respect to the Property.

13.2 Definitions.

(a) Environmental Law shall mean (i) the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. Section 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. Section  1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), as amended; (ix) the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), as amended; (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed above; (xi) any rules or  regulations adopted pursuant to or to implement the statutes, laws, ordinances and amendments listed above; and (xii) any other law, statute, ordinance, amendment thereto, rule, regulation, order or the like relating to environmental, health or safety matters.

(b) Hazardous Condition shall mean  any condition caused by a legally reportable release of Hazardous Material to soil, surface water or groundwater on, in, under or about the Property that occurred during Seller’s ownership of the Property such that the presence on, in, under or about the Property (including groundwater and surface water) of the Hazardous Material obligated or obligates the Seller to perform removal or remedial action under any applicable Environmental Law in effect prior to or as of Closing.

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(c) Hazardous Materials shall mean any chemical, substance, waste, material, equipment or fixture defined as or deemed hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any Environmental Law, including, but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCBs, and  asbestos containing material.

14. Condition of Property.  Except for Seller's representations and warranties set forth in this Agreement, Buyer shall acquire the Property "AS IS" with all faults and Buyer shall rely on the results of its own inspection and investigation in Buyer's acquisition of the Property.  Buyer hereby releases and waives any claim whenever arising against Seller or its agents, brokers, heirs, successors, assigns, employees, affiliates, contractors, representatives, officers, directors, members and managers, against any contractors, subcontractors, suppliers, consultants or design professionals of every tier performing any work or services in connection with the Property at any time before this sale is final, and their insurers and reinsurers (collectively, the “Seller Parties”), relating to or arising from the condition of the Property at any time, except for Seller’s breach of its representations and warranties set forth herein and Seller’s fraud.  This waiver is absolute and unconditional, and this release and waiver applies whether or not Buyer has knowledge of any actual or potential cause of action for such claims.  This waiver applies to claims under any legal theory, including but not limited to negligence, negligence per se, negligent misrepresentation, defective construction, breach of contract or express or implied warranty, unlawful trade practice, breach of fiduciary duty, strict liability, nuisance, trespass or any other theory, whether arising from statute, contract, tort or otherwise.  This waiver includes, without limitation, claims relating to construction defects, design defects, inspection defects, water intrusion, mold, mildew, dry rot, fungus and/or odors in the Property; products or conditions in the Property, including for example carbon monoxide, radon or carpet glue; noise or sound transmission; loss of use; emotional distress; incidental or consequential damages; attorney fees and costs; or relocation expenses (temporary or otherwise).  Buyer acknowledges that Seller would have required a significantly higher purchase price for the Property if Buyer refused to accept the Property on such basis, required any further warranty, or declined to provide the foregoing release and waiver.  This release and waiver shall be binding upon Buyer, and its agents, employees, contractors, representatives, officers, directors, shareholders, property managers, brokers, heirs, successors, assigns, affiliates, tenants and invitees.  This waiver shall act as a complete bar and defense against any released or waived claim.  Buyer agrees to require this release and waiver be included as a term in any future sale or lease of the Property, and that Buyer shall indemnify, defend, reimburse and hold the Seller Parties harmless from any claim, suit, demand, damage, liability or expense resulting from the failure to do so.  Buyer acknowledges that Buyer has read and understands this waiver, that it has had an opportunity to seek and consult counsel regarding this waiver.

15. Condemnation or Casualty.  If, prior to closing, all or any material part of the Property is (a) condemned or appropriated by public authority or any party exercising the right of eminent domain, or is threatened thereby, or (b) if there occurs a fire or other casualty causing material damage to the Property or any material portion thereof, then, at the election of Buyer by written notice to Seller, either: (i) this Agreement shall become null and void, whereupon all Earnest Money and any interest accrued thereon shall be promptly repaid to Buyer; or (ii) the Purchase Price shall be reduced by the portion of the taking award or casualty insurance proceeds attributable to the portion of the Property taken or destroyed, as the case may be. Seller

12 - Purchase and Sale Agreement

will promptly notify Buyer as to the commencement of any such action or any communication from a condemning authority that a condemnation or appropriation is contemplated, and will cooperate with Buyer in the response to or defense of such actions.

16. Legal and Equitable Remedies.

16.1 Default by Seller.  In the event that the transaction fails to close by reason of any default by Seller, all Earnest Money shall be returned to Buyer and Buyer shall be entitled to pursue any other remedy available to it at law or in equity, including (without limitation) the remedy of specific performance.

16.2 Default by Buyer.  In the event that this transaction fails to close by reason of any default by Buyer, all Earnest Money shall be forfeited by Buyer and released from escrow to Seller.  SUCH AMOUNT HAS BEEN AGREED BY THE PARTIES TO BE REASONABLE COMPENSATION AND THE EXCLUSIVE REMEDY FOR BUYER’S DEFAULT, SINCE THE PRECISE AMOUNT OF SUCH COMPENSATION WOULD BE DIFFICULT TO DETERMINE.  THE PARTIES ACKNOWLEDGE AND AGREE TO THIS PROVISION BY PLACING THEIR INITIALS BELOW.

_/s/ BC_____ Seller Initials	_/s/ ST______ Buyer Initials

17. Indemnification.

17.1 Seller hereby agrees to indemnify and hold Buyer harmless from and against: (i) any loss, cost, liability or damage suffered or incurred because any representation or warranty by Seller shall be materially false or misleading; (ii) any loss, cost, liability or damage suffered or incurred because of the nonfulfillment of any agreement on the part of Seller under this Agreement; and (iii) all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Buyer in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section.

17.2 Buyer hereby agrees to indemnify and hold Seller harmless from and against any loss, cost, liability or damage to person or the improvements at the Property suffered or incurred by Seller as a result of Buyer’s or its agents’ entry onto the Property prior to closing (provided, however, in no event shall Buyer be responsible for any damage, loss or liability to the extent resulting from a condition existing at the Property prior to Buyer’s entry thereon), and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section.

18. Miscellaneous.

18.1 Partial Invalidity.  In the event and to the extent any provision of this Agreement, or any instrument to be delivered by Buyer at closing pursuant to this Agreement, is

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declared invalid or is unenforceable for any reason, such provision shall be deemed deleted and shall not invalidate any other provision contained in any such document.

18.2 Waiver.  Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision.  Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

18.3 Survival of Representations.  Each of the parties shall be deemed to have reaffirmed each’s respective covenants, agreements, representations, warranties and indemnifications in this Agreement as of the Closing Date and the same shall survive the Closing Date and delivery of the instruments called for in this Agreement for one (1) year, except as otherwise set forth herein.

18.4 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

18.5 Exchange.  Buyer will cooperate with Seller to allow Seller to accomplish an IRC Section 1031 exchange; provided Buyer will not be required to delay the closing or incur expenses other than nominal additional legal costs.

18.6 Notices.  All notices under this Agreement shall be in writing and hand either delivered, which shall be effective upon such delivery, or sent by (a) certified or registered mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit with postage prepaid in the United States Mail, (b) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with that courier, or (c) telecopy or similar means, if a copy of the notice is also sent by United States first-class mail in which case the notice shall be deemed delivered upon transmission if sent before 5 p.m. Pacific Time or the next business day, if sent after 5 p.m. Pacific Time, as follows:

If to Buyer:	Retail Opportunity Investments Corp.
3 Manhattanville Road, 2nd Floor Purchase, New York 10577 Telephone: 914/272-8080 Facsimile: 914/272-8088 Attention: Richard Schoebel

With a copy to:	Dunn Carney Allen Higgins & Tongue LLP
851 SW Sixth Avenue, Suite 1500 Portland, OR 97204-1357 Telephone: 503/224-6440 Facsimile: 503/224-7324 Attention: Kenneth S. Antell

If to Seller:	Barry A. Cain Cascade Summit Retail LLC

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c/o Gramor Development 19767 SW 72nd Avenue, Suite 100 Tualatin, OR 97062 Phone: (503) 245-1976 Fax: (503) 654-9188

With a copy to:	Stoel Rives
900 S.W. Fifth Avenue Suite 2600 Portland, OR 97204 Telephone: (503) 294-9216 Facsimile: (503) 220-2840 Attention: Thomas R. Page

The addresses above may be changed by written notice to the other party.

18.7 Time of Essence.  Except as otherwise specifically provided in this Agreement, time is of the essence of each and every provision of this Agreement.

18.8 Modification.  This Agreement and any of its terms may only be changed, waived, discharged or terminated by a written instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

18.9 Entire Agreement.  This Agreement (including any exhibits attached hereto) contains the entire agreement between the parties and supersedes and replaces all written and oral agreements previously made or existing between the parties with respect to the subject matter of this Agreement.

18.10 Brokers.  Neither Seller nor Buyer is represented by a broker in this transaction.  Each party will defend, indemnify and hold the other party harmless from any claim, loss or liability made or imposed by any other party claiming a commission or fee in connection with this transaction and arising out of the indemnifying party’s conduct.

18.11 Drafting of Agreement.  The parties acknowledge that this Agreement has been negotiated at arm's length, that each party has been represented by independent counsel and that this Agreement has been drafted by both parties and no one party shall be construed as the draftsperson.

18.12 Counterparts/Facsimile.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Signatures by facsimile shall be binding as originals.

18.13 Intentionally Deleted.

18.14 Governing Law.  This Agreement shall be construed, applied and enforced in accordance with the laws of the state in which the Property is located.

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18.15 Authority of Signatories.  The respective persons who have executed this Agreement on behalf of a party represent and warrant that they have been duly authorized to do so by such party and no other or further signature or approval is required to bind the party to this Agreement.  All documents delivered at closing will be executed by a duly authorized person on behalf of such party.

18.16 Assignment.  Buyer may assign this Agreement and Buyer’s rights under this Agreement to an assignee owned or controlled by Buyer without Seller’s consent.  Except as provided above, neither party shall have the right to assign this Agreement or any of its rights or obligations hereunder to any person or other entity without the written consent of the other party, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Buyer consents to an assignment by Seller to a third party exchange accommodator as part of an IRC Section 1031 exchange.

18.17 Required Statutory Notice.  THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, AND SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, AND SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009.

18.18 Attorney Fees and Costs.  In the event either party breaches any obligation under this Agreement, the nonbreaching party shall be entitled to all costs and expenses incurred, including reasonable attorney fees, as a result of the breach.  In addition, in the event any suit, action, or arbitration is instituted to enforce any term of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court or arbitrator may adjudge reasonable as attorney fees in arbitration, at trial, and on appeal of such suit or action, and also any fees incurred in any bankruptcy matter, in addition to all other sums provided by law.

18.19 Confirmation of Contingency Periods.  Promptly after the Effective Date of this Agreement, the parties shall execute a Confirmation of Contingency Periods in the

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form attached Exhibit E, setting forth the applicable deadlines for the contingencies set forth herein.

18.20 Intentionally Deleted.

18.21 Calculation of Time Periods.  Whenever a time period is set forth in days in this Agreement, the first day from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included, unless it is a Saturday or legal holiday, including Sunday, in which event, the period runs until the end of the next day which is not a Saturday or legal holiday.

18.22 Seller’s Closing Conditions.  The conditions set forth in this Section are solely for the benefit of Seller and may be waived only by Seller and, except as otherwise specifically set forth herein, only if such waiver is set forth in a writing signed by Seller.  Closing and Seller’s obligations with respect to the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Closing under that certain Purchase and Sale Agreement dated June 15, 2010 between Gramor Acme LLC, an Oregon limited liability company, as seller, and Buyer, as buyer, relating to Happy Valley Town Center located at 15650–16126 Happy Valley Town Center Drive, Happy Valley, Oregon; and

(b) Closing under that certain Purchase and Sale Agreement dated June 15, 2010 between OC Point LLC, an Oregon limited liability company, as seller, and Buyer, as buyer, relating to Oregon City Point located at 19502–19574 Molalla Avenue, Oregon City, Oregon.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the day and year first above written.

RETAIL OPPORTUNITY INVESTMENTS CORP.,	CASCADE SUMMIT RETAIL LLC an Oregon limited liability company a Delaware corporation
By: Gramor Investments, Inc.,
By: /s/ Stuart A. Tanz	an Oregon corporation Manager
Name: Stuart A. Tanz Title: CEO
By: /s/ Barry A. Cain
Date of Signature: 6/11/10	Barry A. Cain, President

Date of Signature: 6/15/10

Exhibits:

Exhibit A	Property Description (Section A)
Exhibit B	Bill of Sale form (Section 1)
Exhibit C	Assignment of Leases (Section 9.3)
Exhibit D	Assignment of Contracts and Warranties (Section 9.5)
Exhibit E	Confirmation of Contingency Period (Section 18.19)
Exhibit F	Development and Management Agreement (Section 10.6)
Exhibit G	8-K and Audit Requirements (Section 6.4)

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EXHIBIT A
Property Description

Exhibit A

EXHIBIT B
Bill of Sale Form

BILL OF SALE

_____________________, a(n) ___________________ ("Seller"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby bargain, transfer, convey and deliver to Retail Opportunity Investments Corp., a Delaware corporation ("Buyer"), its successors and/or assigns:

All the personal property owned by Seller (collectively, "Personal Property") located on or used in the operation of the real property commonly known as Cascade Summit Shopping Center, including all personal property listed in the attached Schedule B-1.

Seller hereby covenants with Buyer that the Personal Property is free and clear of and from all encumbrances, security interests, liens, mortgages and claims whatsoever and that Seller is the owner of and has the right to sell same.  Seller warrants and agrees to defend the title in and to the Personal Property unto Buyer, its successors or assigns against the lawful claims and demands of all persons claiming by or through Seller.

SELLER:	BUYER:

_______________________________	Retail Opportunity Investments
Corp., a Delaware corporation

By: ____________________________	By: ____________________________
Name: __________________________	Name: __________________________
Title: ___________________________	Title: ___________________________
Date: ___________________________	Date: ___________________________

Exhibit B

EXHIBIT C
Assignment of Leases

ASSIGNMENT OF LEASES

THIS ASSIGNMENT OF LEASES (this "Assignment") is made and entered into as of this _____ day of ______________, 20___, by and between ____________, a(n) ________________________ ("Assignor"), and Retail Opportunity Investments Corp., a Delaware corporation ("Assignee").

RECITALS

This Assignment is entered into on the basis of and with respect to the following facts, agreements and understandings:

1. A.           Assignor, as landlord, is a party to the leases listed in the attached Schedule C-1 (the “Leases”) with respect to the real property located at ____________________________________________ (the "Property").

B.           By deed recorded ________________, 20___, Assignor sold and conveyed its entire right, title and interest in and to the Property to Assignee and, in conjunction therewith, Assignor agreed to assign its interest as landlord under the Leases to Assignee and Assignee has agreed to assume the landlord’s obligations under the Leases, all as more particularly set forth in this Assignment.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements set forth herein, Assignor and Assignee agree as follows:

2. Assignment.

Assignor hereby sells, assigns, grants, transfers and sets over to Assignee, its heirs, personal representatives, successors and assigns, all of Assignor's right, title and interest as landlord under the Leases.

3. Acceptance of Assignment and Assumption of Obligations.

Assignee hereby accepts the assignment of the landlord’s interest under the Leases and, for the benefit of Assignor, assumes and agrees faithfully to perform all of the obligations which are required to be performed by the landlord under the Leases.

4. Effective Date.

The effective date of this Assignment and each and every provision hereof is and shall be _______________, 20___ (the "Effective Date").

Exhibit C

5. Assignor's Indemnity of Assignee.

Assignor hereby agrees to defend (with counsel reasonably satisfactory to Assignee) indemnify, and hold harmless Assignee, its partners, and their officers, directors, employees, agents, representatives, successors, and assigns, and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys' fees) arising out of or related to the Leases committed or alleged to have been committed prior to the Effective Date.

6. Assignee's Indemnity of Assignor.

Assignee hereby agrees to defend (with counsel reasonably satisfactory to Assignor), indemnify, and hold harmless Assignor, its partners, and their respective directors, officers, employees, agents, representatives, successors and assigns, and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys' fees) arising out of or related to the Leases committed or alleged to have been committed on or after the Effective Date.

7. Successors and Assigns.

This Assignment, and each and every provision hereof, shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

8. Governing Law.

This Assignment shall be construed and interpreted and the rights and obligations of the parties hereto determined in accordance with the laws of the State wherein the Property is located.

9. Headings and Captions.

The headings and captions of the paragraphs of this Assignment are for convenience and reference only and in no way define, describe or limit the scope or intent of this Assignment or any of the provisions hereof.

10. Gender and Number.

As used in this Assignment, the neuter shall include the feminine and masculine, the singular shall include the plural and the plural shall include the singular, as the context may require.

11. Multiple Counterparts.

This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit C

12. Attorneys' Fees.

In the event that either party hereto brings an action at law or in equity to enforce or interpret or seek redress for breach of this Assignment, the prevailing party in such action shall be entitled to recover from the other its litigation expenses and reasonable attorneys' fees in addition to all other appropriate relief.

Retail Opportunity Investments	_______________________________
Corp., a Delaware corporation

By: ____________________________	By: ____________________________
Name: __________________________	Name: __________________________
Title: ___________________________	Title: ___________________________
Date: ___________________________	Date: ___________________________

Exhibit C

EXHIBIT D
Assignment of Contracts and Warranties

ASSIGNMENT OF CONTRACTS AND WARRANTIES

THIS ASSIGNMENT OF CONTRACTS AND WARRANTIES (this "Assignment") is made and entered into as of this _____ day of ______________, 20___, by and between ____________, a(n) ________________________ ("Assignor"), and Retail Opportunity Investments Corp., a Delaware corporation ("Assignee").

RECITALS

This Assignment is entered into on the basis of and with respect to the following facts, agreements and understandings:

A.           Assignor is a party to the contracts and warranties listed on the attached Schedule D-1 (the “Contracts and Warranties”) with respect to the real property located at _______________________________ (the "Property").

B.           By deed recorded ________________, 20___, Assignor sold and conveyed its entire right, title and interest in and to the Property to Assignee and, in conjunction therewith, Assignor agreed to assign its interest under the Contracts and Warranties to Assignee and Assignee has agreed to assume Assignor’s obligations under the Contracts and Warranties, all as more particularly set forth in this Assignment.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements set forth herein, Assignor and Assignee agree as follows:

1. Assignment.

Assignor hereby sells, assigns, grants, transfers and sets over to Assignee, its heirs, personal representatives, successors and assigns, all of Assignor's right, title and interest under the Contracts and Warranties.

2. Acceptance of Assignment and Assumption of Obligations.

Assignee hereby accepts the assignment of the Contracts and Warranties and, for the benefit of Assignor, assumes and agrees faithfully to perform all of the obligations which are required to be performed by Assignor under the Contracts and Warranties.

3. Effective Date.

The effective date of this Assignment and each and every provision hereof is and shall be _______________, 20___ (the "Effective Date").

Exhibit D

4. Assignor's Indemnity of Assignee.

Assignor hereby agrees to defend (with counsel reasonably satisfactory to Assignee), indemnify, and hold harmless Assignee, its partners and their respective officers, directors, employees, agents, representatives, successors, and assigns and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys' fees) arising out of or related to the Contracts and Warranties committed or alleged to have been committed prior to the Effective Date.

5. Assignee's Indemnity of Assignor.

Assignee hereby agrees to defend (with counsel reasonably satisfactory to Assignor), indemnify, and hold harmless Assignor, its partners, and their respective directors, officers, employees, agents, representatives, successors and assigns, and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys' fees) arising out of or related to the Contracts and Warranties committed or alleged to have been committed on or after the Effective Date.

6. Successors and Assigns.

This Assignment, and each and every provision hereof, shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

7. Governing Law.

This Assignment shall be construed and interpreted and the rights and obligations of the parties hereto determined in accordance with the laws of the State wherein the Property is located.

8. Headings and Captions.

The headings and captions of the paragraphs of this Assignment are for convenience and reference only and in no way define, describe or limit the scope or intent of this Assignment or any of the provisions hereof.

9. Gender and Number.

As used in this Assignment, the neuter shall include the feminine and masculine, the singular shall include the plural and the plural shall include the singular, as the context may require.

10. Multiple Counterparts.

This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit D

11. Attorneys' Fees.

In the event that either party hereto brings an action at law or in equity to enforce or interpret or seek redress for breach of this Assignment, the prevailing party in such action shall be entitled to recover from the other its litigation expenses and reasonable attorneys' fees in addition to all other appropriate relief.

Retail Opportunity Investments	_______________________________
Corp., a Delaware corporation

By: ____________________________	By: ____________________________
Name: __________________________	Name: __________________________
Title: ___________________________	Title: ___________________________
Date: ___________________________	Date: ___________________________

Exhibit D

EXHIBIT E

Confirmation Of Contingency Periods

The parties acknowledge that the deadlines for the contingency periods in the Purchase and Sale Agreement dated ________________ __, 2010 between _______________________________ (“Seller”) and Retail Opportunity Investments Corp. (“Buyer”) are as follows:

EVENT	EXPIRATION DATE
Contingency Period	______________________________
Extension Period	______________________________
Title Report Due	______________________________
Documents Provided by Seller	______________________________
Document Review by Buyer	______________________________
Closing	______________________________

RETAIL OPPORTUNITY INVESTMENTS CORP.,	______________________________ a(n) ___________________________
a Delaware corporation

By: _________________________	By: _________________________
Name: _________________________	Name: _________________________
Title: _________________________	Title: _________________________
Date of Signature: ________________	Date of Signature: ________________

Exhibit E

EXHIBIT F

Development and Management Agreement

THIS DEVELOPMENT AND MANAGEMENT AGREEMENT is entered into as of ________, 2010, by and between _______________ (the “Company”) and Gramor Development, Inc. (“Gramor”).

The Company owns a shopping center on the Lands.

Gramor is experienced in the business of developing and managing shopping centers.

The Company desires to appoint Gramor to perform certain limited development and management services;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

Section 1.  DEFINITIONS

1.1  Definitions:  As used herein, the following terms shall have the following meanings:

1.1.1  “Agreement” shall mean this Operations Management Agreement;

1.1.2  “Budget” shall mean the budget for the operation and maintenance of the Project prepared by the Manager for approval by the Company all as more particularly set forth in Section 4.5 hereof;

1.1.3  “Building” shall mean the building or buildings constructed and located on the Lands;

1.1.4  “Commencement Date” shall mean the date in which the Company acquires ownership of the Shopping Center.

1.1.5  “Improvements” shall mean the Building, and all other fixtures, amenities and improvements constructed on the Lands in connection therewith;

1.1.6  “Lands” shall mean the parcels of land in _____ County, State of _____ described in attached Exhibit A;

1.1.7  “Line Item” shall mean each cost or expense set forth as a separate type or category of expense in the Budget, as set forth in Section 4.5 hereof;

1.1.8  “Manager” shall mean Gramor;

1.1.9  “Project” shall mean the Lands and Improvements;

Exhibit F

1.1.10  “Project Operating Expenses” shall mean all costs and expenses relating to the maintenance and operation of the Project, as set forth in a Budget pursuant to Section 4.5 hereof.

Section 2.  APPOINTMENT

The Company hereby appoints Gramor as Operations Manager of the Project and Gramor agrees with the Company to accept such appointment and to superintend, inspect, manage and maintain the Project and do all acts and things with respect thereto.

Section 3.  TERM

3.1  Commencement Date:  The term of this Agreement shall commence upon the Commencement Date.

3.2  Term:

The term of this Agreement shall be for one (1) year from the Commencement Date unless terminated in accordance with the provisions of Sections 3.3 or 3.4.  The term of this Agreement shall automatically terminate unless extended in writing by the Company and Gramor.

3.3  Termination by Company:  The Company may elect, at its option, to terminate this Agreement and the appointment of Manager hereunder upon the occurrence of any of the following events, and in the manner set forth below:

3.3.1  In the event of:  fraud, deceit, breach of trust, misappropriation of any funds of the Project or of the Company, commingling of any such funds with Manager’s own funds or funds held for others, or breach of fiduciary duties by Manager under this Agreement, the Company may terminate this Agreement by written notice to Manager specifying the effective date of termination with no opportunity to cure the default (the “Notice of Termination”).

3.3.2  In the event of any other failure of Manager to comply with the terms and provisions of this Agreement or the decisions or directives of the Company, then such failure shall be an event of default.  The Company shall give Manager a written notice (“Notice of Default”) stating with reasonable particularity the failure(s) of performance or default(s) by Manager, and Manager shall have thirty (30) days after the effective date of the notice within which to cure same, or if such failure(s) or default(s) cannot be fully cured in such 30-day period, to commence the cure within such 30-day period and thereafter diligently and promptly proceed to cure as soon as possible.  If Manager does not cure the failure(s) of performance or

Exhibit F

default(s) within such 30-day period or commence the cure within such period and thereafter complete the cure as soon as is possible, the Company may give Manager a Notice of Termination.

3.3.3  If Manager enters Bankruptcy (as that term is hereinafter defined), the Company may terminate this Agreement by giving Manager a Notice of Termination as described in Section 3.3.1.  Bankruptcy shall mean the filing of a voluntary petition in bankruptcy or the filing of an involuntary petition of bankruptcy and the failure to secure a dismissal of such petition within 30 days after filing.

3.3.4  In the event of a Transfer of all or substantially all of the Project to an unrelated thirty party, the Company may terminate this Agreement by giving Manager a Notice of Termination as described in Section 3.3.1.  For purpose of this Section 3.3, a “Transfer” is any sale, conveyance, exchange, or other conveyance or transfer of all or substantially all of the Project, and includes but is not limited to a voluntary transfer, a transfer in a foreclosure proceeding, a transfer or deed in lieu of foreclosure, or a taking in eminent domain proceedings, or a conveyance under threat of condemnation.  A “Transfer” also includes the destruction of all or any material part of the net rentable area of the Project by fire or other casualty, whether or not such destruction is covered by insurance.

3.4  Termination by Manager:  Manager may elect, at its option, to terminate this Agreement upon the occurrence of any of the following events, and in the manner set forth below:

3.4.1  In the event the Company enters Bankruptcy (as that term is defined in Section 3.3.3), Manager may terminate this Agreement by giving the Company a Notice of Termination as described in Section 3.3.1.

3.4.2  In the event of any failure of the Company to comply with the terms and provisions of this Agreement, then such failure shall be an event of default.  Manager shall give the Company a Notice of Default, as described in Section 3.3.2, stating with reasonable particularity the failure(s) of performance or default(s) by the Company, and the Company shall have thirty (30) days after the effective date of the notice within which to cure such failure(s) or default(s), or if such failure(s) or default(s) cannot be fully cured in such 30-day period, to commence the cure within such 30-day period and thereafter diligently and promptly proceed to cure as soon as possible.  If the Company does not cure the failure(s) of performance or

Exhibit F

default(s) within such 30-day period or commence the cure within such period and thereafter complete the cure as soon as is possible, Manager may give the Company a Notice of Termination.

3.4.3. The Manager may terminate this Agreement at any time by giving Company a Notice of Termination; provided, however, that the effective date of termination specified in such Notice of Termination shall be not less than sixty (60) days after the effective date of the notice.

Section 4.  DUTIES AND RESPONSIBILITIES OF THE MANAGER

4.1  General:  The Manager shall have full responsibility for the operation and maintenance of the Project during the term of this Agreement, and the Manager shall perform its duties and exercise the powers and authorities herein granted in an efficient and economical manner, for the account and at the expense of the Company (except where expressly provided to the contrary) subject to the direction of the Company and the terms and provisions of this Agreement.

4.2  Maintenance and Repair:  The Manager shall, subject to the terms of this Agreement, keep the Project in first class operating condition and repair, and shall arrange for and supervise the making or installation of such maintenance, repairs, improvements (not including any tenant improvements except as provided in Section 4.3A below) and alterations as may be required.

4.3  Preparation of Budgets:

4.3.1  The Manager shall prepare and submit to the Company for approval a Budget for the operation and maintenance of the Project, which Budget is to be prepared and submitted at the times and covering the periods hereinafter described:

4.3.1.1  upon the Commencement Date, covering the balance of the calendar year after the Commencement Date;

4.3.1.2  at least forty-five (45) days prior to the end of the calendar year during the term of this Agreement, covering the remaining term of the Agreement.

4.3.2  Each Budget shall include, at a minimum, the following information:

4.3.2.1  a operating expense budget detailing on a month-by-month basis the projected operating costs and non-recoverable costs.

Exhibit F

4.3.2.2  a description of proposed maintenance, repairs or alterations.

4.3.2.3  a schedule of all Project Operating Expenses for the Project for the period covered by the Budget.  Project Operating Expenses shall include, but not be limited to, the following:

4.3.2.3.1  all expenses relating to the providing of services for tenants of the Project;

4.3.2.3.2  any amounts payable to the Company;

4.3.2.3.3  fees for contract and professional services to be performed on behalf of the Project, the costs of which are to be borne by the Company;

4.3.3  Upon approval of such proposed Budget by the Company with such changes therein as the Company may indicate, the Manager shall not, during the period covered by such Budget, incur or pay any expense in the operating and maintenance of the Project which is not specifically or by category covered in the Budget, or which would result in the amount of authorized expenditures in any individual “Line Item” (except utilities and emergency expenditures) set forth in the Budget being exceeded by more than Three Thousand Dollars ($3,000.00) provided that the Manager may make expenditures required in situations or circumstances deemed in the good faith judgment of the Manager to be an emergency, up to a maximum of Ten Thousand Dollars ($10,000.00) per emergency situation.  The Manager agrees in all such emergency situations to use its best efforts to contact the Company for its approval prior to such expenditure, or if not possible before such expenditure, then as soon thereafter as reasonably possible.

4.3A  Change of Manager’s Duties.  The Company anticipates that over time the Company’s need for the duties outlined above may change and that the Company may have a need for tenant coordination services from the Manager to assist the Company with the completion of the Company’s construction obligations outlined in leases with new tenants.  The Manager agrees that the Manager will provide such tenant coordination services in lieu, in whole or in part, of the duties enumerated above with the understanding that the value of said tenant coordination services, together with all other services that the Manager continues to provide hereunder, shall not exceed the compensation outlined above.

4.4  Supplies and Equipment:  The Manager shall, if required, for the account and at the expense of the Company, purchase, provide and pay for all janitorial and maintenance supplies,

Exhibit F

tools and equipment, restroom and toilet supplies necessary to the efficient and economical operation and maintenance of the Project.  All such supplies, tools and equipment shall be delivered to and stored on the Project and shall be used only in connection with the operation and maintenance of the Project.  The Manager shall attempt to purchase all goods, supplies and services at the lowest cost available from reputable sources.

4.5  Right to Contract on Behalf of Company:  Subject to the following provisions, the Manager shall have the right, subject to the terms of this Agreement, to contract on behalf of the Company for cleaning, maintenance, repair, security or any other services for the Project or any part or tenant thereof; provided that, all expenditures represented by such contracts are shown in the Budget, all such contracts are with “arms-length” third parties at market rates. Notwithstanding the foregoing Manager may contract with its own maintenance employees to provide some of the day-to-day maintenance and operation services provided the cost of such is comparable to other Portland-area third party services providers.  The Manager shall include a provision in all such contracts requiring that the contractor carry Workmen’s Compensation Insurance in accordance with the laws of the jurisdiction in which the Project is located and employer’s liability insurance applicable to and covering all persons engaged in the performance of work hereunder, and the Manager shall require that said contractor furnish the Manager with certificates showing such insurance to be in force.

4.6  Payment of Project Contractors and Suppliers:  The Manager shall, for the account and at the expense of the Company contract with supplies and contractors and shall promptly submit invoices for all operating expenses of the Project to Company. Company shall be responsible for paying all such invoices at its sole cost and expense.  Provided Company promptly pays all submitted invoices, Manager will not suffer or permit any liens to be filed against the Project by reason of any work or materials claimed to have been furnished.

4.7  Decision Making:  The Manager will promptly advise the Company of all matters requiring decision by the Company concerning the operations of the Project.  The Manager will comply with all decisions of the Company with respect to all operational matters pertaining to the Project and conform its activities to such decisions.

4.8  Standard of Performance:  The Manager agrees to perform the activities and duties required under this Agreement in conformance with the professional standards of operations managers on comparable projects.  In the performance of its duties under this Agreement, the

Exhibit F

Manager shall act in accordance with the standards and duties of a fiduciary.  The Manager shall make available to the Company its knowledge, skills, ideas, experience and abilities with respect to all matters pertaining to the operations of the Project and shall be available to consult with, advise and inform the Company and its consultants at all reasonable times during the term of this Agreement.

4.9  Relations with Tenants:  Service requests by tenants shall be received and shall be considered and handled promptly and courteously.  Systematic records shall be maintained showing the action taken with respect to each request.  Complaints of a serious nature shall, after appropriate investigation, be reported to the Company with appropriate recommendations.

4.10  Review of Bills:  The Manager shall review all bills received for goods, services and work incurred in connection with the operation and maintenance of the Project and, unless otherwise directed by the Company, shall approve only those determined to be good and proper. Upon review and approval, Manager shall submit said invoices to Owner for payment.

4.11  Compliance and Governmental Requirements:  Unless otherwise directed by the Company, the Manager will comply with all laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, any national or local board of fire underwriters, or any other body exercising the functions similar to those of any of the foregoing, which may be applicable to the Project and the operation thereof, and promptly give notice to the Company of any operations related condition at the Project which violates any such law, ordinance, order, rule, regulation or requirement.

4.12  Qualification to do Business:  At all times during the term of this Agreement, the Manager will maintain its qualification to do business in the State of Oregon and possess all permits, licenses and other qualifications required by all governmental authorities for the Manager to exercise all the functions set forth herein.

4.13  Transactions with Affiliated Entities:  The Manager shall not enter into any contract, agreement or other arrangement in connection with the Project with any party with respect to which the Manager, or any person or entity related to or affiliated with the Manager, has any direct or indirect ownership or control, unless such contract, agreement or arrangement has been fully disclosed to and approved by the Company in writing with the Manager. Manager hereby discloses to Company, that it intends to use Manager’s maintenance technicians to

Exhibit F

provide the repair and maintenance services at the Project, and the cost of such shall be comparable to costs charged by an outside contractor.

4.14  Manager’s Personnel:  The Manager shall, at its sole cost and expense, cause to be hired, paid and supervised all persons necessary to be employed in order to enable the Manager properly to perform its duties under this Agreement (who shall be the Manager’s employees, and not the Company’s employees), and carry workers’ compensation insurance covering such employees and employer’s liability insurance applicable to and covering such employees.  The Manager shall furnish the Company with certificates showing such insurance to be in force.

4.15  Indemnification of the Manager:  Subject to the provisions hereinafter set out, the Company indemnifies, defends and holds harmless the Manager and each officer or director thereof, against any loss, expense, damage, claim, liability, obligation, judgment or injury suffered or sustained by him, it, them or any of them by reason of any act, omission or alleged act or omission by him, it, them, or any of them arising out of his, its or their activities on behalf of the Company or in furtherance of the interest of the Company, including but not limited to any judgment, award, settlement, reasonable attorney’s fees or other costs or expenses incurred in connection with the defense of any actual or threatened actions, proceedings or claims, all costs of which shall be charged to and paid by the Company as incurred; PROVIDED HOWEVER, that the acts, omissions or alleged acts or omissions upon which such actual or threatened actions, proceedings or claims are based were performed or omitted in good faith and were not fraudulent as to the Company, in breach of this Agreement, or a result of negligence, gross negligence, or willful misconduct of the party to be indemnified, defended and held harmless under this Section and further provided that the loss, expense, damage, expenses do not relate to the Manager’s actions or omissions in its capacity as a contractor or supervisor in constructing any improvements, tenant or otherwise, in the Project.  Nothing contained in this Agreement shall in any manner limit or be deemed to waive the warranties and obligations of the Manager as a contractor, if the Manager undertakes any construction or supervision duties in connection with the construction of any such improvements to or within the Project.

4.16  Indemnification of the Company:  The Manager indemnifies, defends and holds harmless the Company and its officers, directors, members, managers, related entities, agents and employees (collectively, “Company Parties”), against any loss, expense, damage, claim, liability, obligation, judgment or injury suffered or sustained by Company Parties or any of them by

Exhibit F

reason of any act, omission or alleged act or omission by the Manager or its agents, employees or contractors performed or omitted in bad faith or fraudulent as to the Company, in breach of this Agreement, or a result of negligence, gross negligence or willful misconduct of the Manager or its agents, employees or contractors or relating to the Manager’s actions or omissions in its capacity as a contractor or supervisor in constructing any improvements, tenant or otherwise, in the Project, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees or other costs or expenses incurred in connection with the defense of any actual or threatened actions, proceedings or claims, all costs of which shall be charged to and paid by the Manager as incurred.

Section 5.  RECORD KEEPING

5.1  Receipts and Records:  The Manager shall at all times during the term of this Agreement secure and maintain all applicable invoices and/or bills for all Project Operating Expenses. The Manager shall maintain, at its accounting office in Tualatin, Oregon all such invoices and/or bills, service-provider correspondence, contracts and warranties with respect to the Project and its operation.

5.2  Quarterly Reports:  The Manager shall render to the Company, within thirty (30) days after the end of each quarter, unaudited variance report statements which shall include a statement of expenses which shall indicate monthly costs compared to the budget for the month and year to date, respectively;

5.3  Property of the Company:  The records, reports, books of account and other documents and materials relating to the management, operation and maintenance of the Project shall be the property of the Company and, upon the termination of this Agreement by expiration or otherwise, the Manager shall, after making copies of such portions thereof as the Manager shall deem pertinent, turn the same over to the Company.

Section 6.  COMPENSATION OF MANAGER

6.1 Management Fee.  In consideration of the Manager’s services hereunder, the Manager shall be entitled to receive a management fee equal to $3,716.00 per calendar month (the “Management Fee”).

6.2  Payment of Management Fee.  The Management Fee for each month will be due and payable by the Company within 10 days following the first day of the month.

Exhibit F

Section 7.  PROPERTY INSURANCE – N/A

Section 8.  AUTHORITY

8.1  Authority as Agent:  The Manager is hereby authorized to act as agent for the Company for the purpose of carrying out the authority and responsibilities set forth in this Agreement.

8.2  Limitation of Authority:  Unless specifically authorized in this Agreement,  the Manager shall NOT have the authority to do any of the following:

8.2.1  Obtain loans for the Company, whether secured or unsecured, or give or grant options, rights of first refusal, deeds of trust, mortgages, pledges, security interests, or otherwise encumber the Project or any portion therein; obtain replacements of any mortgage or mortgages; prepay in whole or in part, refinance, increase, modify, consolidate or extend any obligation affecting the Project or any portion thereof; or rent, lease, license, sell, exchange or convey the Project or any portion thereof.

8.2.2  Cause the Company to extend credit or to make any loans or become a surety, guarantor, endorser or accommodation endorser for any person, firm or corporation or to enter into any contracts which are significant with respect to the operation or management of the Project, including, but not limited to, supervisory management agreements, real estate and insurance brokerage agreements or loan brokerage agreements.

8.2.3  Release, compromise, assign or transfer any claim, right or benefit of the Company, except in the ordinary course of managing and operating the Project as provided herein.

8.2.4  Confess a judgment against the Company.

8.2.5  Modify, change or amend, in any material way, any drawings, maps, plans or specifications prepared for or in connection with the Project.

8.2.6  Grant easements or other property rights in the Project.

8.2.7  Purchase, sell or lease any space in the Project or any real property, the Land, the Project or any part thereof on behalf of the Company.

8.2.8  Do any act which would be inconsistent with or which would constitute a change or modification of the Budget then in effect.

Exhibit F

8.2.9  Cancel or terminate any leases with tenants of the Project;

8.2.10  Unless otherwise permitted herein, enter into any contract on behalf of the Company with an affiliate of the Manager or a person as to which the Manager would have a conflict of interest, and, with respect to any such contract, make any amendment, modification or rescission thereof, declare a default thereunder, institute, waive any rights of the Company, or consent to the assignment of any rights or the delegation of any duties by the other party thereto.

8.2.11  Make any other decision or take any action which by any provision of this Agreement is required to be approved by the Company or which materially affects the Project or its operation.

Section 9.  GENERAL PROVISIONS

9.1  Notices:  Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, telexed, telecopied or telegrammed to or delivered at the address of the other party hereinafter set forth:

To:          Gramor:
19767 SW 72nd Avenue, Suite 100
Tualatin, OR 97062
FAX:  (503) 654-9188

And copy to:

Thomas R. Page
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, OR  97204-1268
FAX:  (503) 220-2480

To:          Company:

To:          Retail Opportunity Investments Corp.
3 Manhattanville Road, 2nd Floor
Purchase, New York 10577
FAX:  (914) 272-8088

And a copy to:

Kenneth S. Antell
Dunn Carney Allen Higgins & Tongue, LLP
851 SW 6th Avenue, Suite 1500
Portland, Oregon 97204
FAX:  (503) 224-7324

Exhibit F

or at such other address as any of the aforesaid parties from time to time direct in writing, and any such notice shall be deemed to have been received:

(a)           if deposited in the U.S. Mail within Oregon or Washington, seventy-two (72) hours after the time of mailing;

(b)           if telegraphed, forty-eight (48) hours after the time of telegraphing;

(c)           if telexed or telecopied, twenty-four (24) hours after the time of telexing or telecopying; and

(d)           if delivered, on the date of delivery.

If normal mail service, telex service, telecopy service or telegraph service is interrupted by strike, slow down, force majeure or other cause, any notice sent by the impaired means of communication shall not be deemed to be received until actually received, and the party sending the notice shall utilize any other such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

9.2  Validity of Provisions:  In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement; but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the same shall be enforceable to the fullest extent permitted by law.

9.3  Waiver and Modification:  No consent or waiver, expressed or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default hereunder.  Failure on the part of any party to complain of any act, or failure to act, of any other party or to declare another party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.  Neither this Agreement nor any provision hereof may be amended, waived, modified or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver, modification or discharge is sought.

9.4  Successors:  The provisions of this Agreement shall, subject to the terms and conditions hereof, be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto, provided, however, this Agreement shall at all times remain personal to the

Exhibit F

Manager and may not be assigned by the Manager without the prior consent of the Company.  The Company may assign all or any portion of its rights and delegate all or any portion of its duties under this Agreement without the consent of the Manager and without any other restrictions whatsoever in connection with a Transfer of the Project or in connection with any financing that is secured by a mortgage or trust deed on the Project.

9.5  Attorney’s Fees:  In the event of any litigation between the parties hereto to enforce any provision of this Agreement or any right of any party hereto, the unsuccessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorney’s fees and costs incurred therein.

9.6  Remedies:  All parties shall, in addition to all rights provided herein or as may be provided by law, be entitled to the remedies of specific performance and injunction to enforce their rights hereunder.

9.7  Headings:  The headings of the articles, sections and paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

9.8  Gender:  Where the context so requires, the use of the neuter gender shall include the masculine and feminine genders, and masculine gender shall include the feminine and neuter genders and the singular shall include the plural and vice versa.

9.9  Assistance:  Each party hereby expressly agrees that if any controversy, litigation or court proceedings is prosecuted or defended by any other party in connection with this Agreement or the operation of the Project, it will render all reasonable assistance to the other party.

9.10  Construction:  In all cases, the language in all parts of this Agreement shall be construed simply, according to its fair meaning and not strictly for or against any party.

9.11  Entire Agreement:  This Agreement, together with any written agreements executed in connection herewith or modifications or amendments to any of the same hereafter entered into by the parties hereto shall constitute the entire agreement between the parties hereto relative to the subject matter hereof and shall supersede any prior agreement or understanding, if any, whether written or oral, which any party may have had relating to the subject matter hereof.

9.12  Counterpart:  This Agreement may be executed in counterpart, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Exhibit F

9.13  Governing Law; Forum:  This Agreement shall be governed by and construed in accordance with the laws of the State in which the Project is located.  The parties consent to the personal jurisdiction of the state and federal courts located in the state in which the Project is located in any action brought under this Agreement.

9.14  Status Reports:  Recognizing that each party hereto may find it necessary from time to time to establish to third parties such as accountants, banks, mortgagees or the like, the then current status of performance hereunder, each party agrees, upon the written request of any other, made from time to time, to furnish promptly a written statement (in recordable form, if requested) on the status of any matter pertaining to this Agreement or the Project to the best of the knowledge and belief of the party making such statement.

9.15  Time of Essence:  Time is of the essence in the performance of this Agreement and of each provision hereof.

[Remainder of page intentionally blank]

Exhibit F

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto, as of the day and year first above written.

Company:

Manager:	GRAMOR DEVELOPMENT, INC.

By__________________________________
                Barry A. Cain, President

Exhibit F

EXHIBIT G

8-K and Audit Requirements

For the period of time commencing on the Effective Date and continuing through the first anniversary of the Closing Date, Seller shall, from time to time, upon reasonable advance notice from Buyer, provide Buyer and its representatives, agents and employees with access to all financial and other information pertaining to the period of Seller’s ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Buyer or its outside third party accountants (the “Accountants”), to enable Buyer and its Accountants to prepare financial statements in compliance with any and or all of (a) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”); (b) any other rule issued by the Commission and applicable to Buyer; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer; provided, however, that in any such event(s), Buyer shall reimburse Seller for those reasonable third party, out-of-pocket costs and expenses that Seller incurs in order to comply with the foregoing requirement.  Seller acknowledges and agrees that the following is a representative description of the information and documentation that Buyer and the Accountants may require in order to comply with (a), (b) and (c) above.  Seller shall provide the following information and documentation, if available (capitalized terms not defined herein shall have the meanings as ascribed to such terms in the Agreement to which this Exhibit is attached):

1.	Rent rolls for the calendar month in which the Closing occurs and the eleven (11) calendar months immediately preceding the calendar month in which the Closing occurs;

2.	Rent rolls showing both (a) scheduled increases in base rent required under the Leases in effect on the Closing Date; and (b) rent concessions imposed by those Leases;

3.	Seller’s internally-prepared operating statements;

4.	Access to Lease files;

5.	Most currently available real estate tax bills;

6.
Access to Seller’s cash journal(s) and bank statements for the Property (provided, that such access shall only be provided to the Accountants in order to prepare any financial statements or Commission filings mentioned above or to satisfy any rule or request of the Commission).

7.	Seller’s general ledger with respect to the Property, excluding Seller’s proprietary accounts;

8.	Seller’s schedule of expense reimbursements required under the Leases in effect on the Closing Date;

Exhibit G

9.
Schedule of those items of repairs and maintenance performed by or at the direction of the Seller during the Seller’s final fiscal year in which Seller owns and operates the Property (the “Final Fiscal Year”);

10.	Schedule of those capital improvements and fixed asset additions made by or at the direction of Seller during the Final Fiscal Year;

11.	Access to Seller’s invoices with respect to expenditures made during the Final Fiscal Year; and

12.	Access (during normal and customary business hours) to responsible personnel to answer accounting questions.

Nothing herein shall require Seller to conduct its own audits or generate any requested materials that are not in its possession, custody or control.

The provisions of the foregoing information shall be for informational purposes only, shall not be deemed to be representations or warranties under this Agreement, and shall not expose Seller to any liability on account thereof.

Upon at least twenty (20) days prior written notice and not more than once during the one (1) year period, upon Buyer’s request, for a period of one (1) year after Closing, Seller shall on a one (1)-time basis only, make Seller’s books, records, existing supporting invoices and other existing substantiating documentation that are not deemed by Seller to be privileged, available to Buyer for inspection, copying and audit by Buyer’s designated accountants, at the expense of Buyer.  This obligation shall survive the Closing for a period of one (1) year and shall not be merged with any instrument of conveyance delivered at the Closing.

 Exhibit G